Exhibit 99.2
MERCANTILE BANK CORPORATION 310 Leonard Street NW Grand Rapids, Michigan 49504 (616) 242-7760

June 1, 2014

Welcome to the New Shareholders of Mercantile Bank Corporation...

We are pleased to announce that the merger of Firstbank Corporation and Mercantile Bank Corporation is complete, and we would like to personally welcome you to Mercantile!

We believe that the similar values, culture and strengths of Mercantile and Firstbank will provide exciting opportunities for our customers, employees and shareholders. Like Firstbank, Mercantile is a Michigan-based community bank. We are committed to providing excellent customer service and fulfilling employment opportunities while supporting and strengthening the communities we serve. As a result of the merger, our combined company will offer a more robust offering of products and services, greater origination capabilities and an enhanced retail delivery system with 53 branches statewide.

Mercantile common stock trades on the Nasdaq Stock Market under the symbol MBWM. Information concerning our stock, corporate governance policies and philosophy, board members and executive officers, press releases and other helpful information for investors is available on the "Investor Relations" section of our website, https://www.mercbank.com/investor/index.asp.

As a Mercantile shareholder, you will receive annual reports and proxy statements from Mercantile, just as you did from Firstbank before the merger. All of our SEC filings are available online through our website, www.mercbank.com, and through EDGAR, the SEC's online filing system. To view our filings, visit https://www.sec.gov/edgar.shtml.

If you hold paper share certificates representing Firstbank common stock, you will receive (or may have already received) a letter and related materials that will contain instructions for working directly with our exchange agent, Computershare, to exchange your Firstbank shares for Mercantile shares (plus cash in lieu of any fractional shares). If you held your Firstbank shares in a book-entry account, or held shares in the Firstbank dividend reinvestment plan or “DRIP,” those shares will be automatically converted into Mercantile shares (plus cash in lieu of any fractional shares) without any additional action on your part, and you will receive a statement of account. Mercantile expects to make a dividend reinvestment plan available to investors after July 1, 2014.

If you have any questions concerning the merger or our company, please contact Chuck Christmas at 616-726-1202. Welcome to Mercantile Bank Corporation!

Sincerely,

Michael H. Price	Thomas R. Sullivan
President and Chief Executive Officer	Chairman of the Board of Directors